Exhibit 10.3

AGREEMENT

This Agreement (this “Agreement”) is dated as of July 1, 2004, and is between Alliance Gaming Corporation, a Nevada corporation (the “Company”), and David Robbins, an individual (“Robbins”).

BACKGROUND

Robbins is currently, and has been since December 1997, the Chairman of the Board of Directors of the Company (the “Board”).  The Company and industry are currently experiencing a period of rapid growth in an increasingly complex multi jurisdictional gaming industry which is dynamic and challenging.  Contemporaneously, the Company is preparing for a transition in management and is engaging in a program of succession planning.  To address, among others, these issues, the Company would like to procure the services of Robbins as Chairman of the Board and as a director member of the Office of the Chairman of the Company.  Robbins is willing to serve in such capacities and provide such functions pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

1.             Functions.

(a)           The Company hereby appoints Robbins to continue to serve, and Robbins hereby accepts such appointment to continue to serve, as Chairman of the Board.  As Chairman, Robbins shall have such powers and perform such duties as are contemplated by the Amended and Restated Bylaws of the Company and as may be delegated to Robbins by the Board.

(b)           Robbins shall also serve as a director member of the Office of the Chairman and in that regard shall, without limitation, perform the following, as may be reasonably requested by the Company:

(i)            Providing for the establishment, management and oversight of specific goals related to the CEO’s accountabilities in mentoring and training identified succession candidate(s).

(ii)           Coordinating by working with the CEO, the development of a detailed Management Development Plan for the identified succession candidate(s).

(iii)          Meeting with the incumbent CEO and succession candidate(s) quarterly to monitor and discuss progress on established objectives (for both the incumbent CEO and succession candidate(s)).

(iv)          Providing on-going mentoring of succession candidate(s) and monitoring of development progress through the indicated transition period.

(v)           Providing on-going consultation, advice and mentoring to Alliance Executive Management following transition as reasonable and appropriate.

(c)           In serving as Chairman and undertaking such functions (collectively, the “Functions”), Robbins shall devote such time and attention as is reasonable and appropriate to perform such functions hereunder.

2.             Term and Termination.

(a)           Term.   The term of this Agreement shall be for a period of three and one-half (3.5) years commencing on July 1, 2004 and terminating on December 31, 2007 (the “Term”), unless earlier terminated as provided herein.

(b)           Termination.  This Agreement may be terminated prior to expiration of the Term as follows:

(i)            By Robbins.  If Robbins voluntarily resigns from the Board, or otherwise provides the Company with written notice of his voluntary termination of this Agreement prior to the expiration of the Term, this Agreement shall terminate as of the date of such resignation or termination, and the Company shall have no further obligations to Robbins or his heirs or estate under this Agreement.

(ii)           By the Board.  [a] If the Board requests in writing that Robbins resign from the Board, or Robbins is not re-nominated or having been renominated is not re-elected to serve on the Board, or otherwise provides Robbins with written notice of termination of this Agreement, other than for Cause (as herein defined) prior to the expiration of the Term, this Agreement shall terminate as of the date of the Board’s request or notice.  In such circumstances, the Company shall pay Robbins the remainder, if any, of the fees due under Sections 3(a) and 3(b) of this Agreement for the remainder of the Term, to be paid in accordance with the payment provisions set forth in Section 3(c) hereof, and the options referred to in Section 3(b) shall be fully vested and exercisable.  [b] For purposes of this Agreement, “Cause” shall mean (i) Robbins’ willful and continual failure to substantially perform his duties with the Company (other than a failure resulting from Robbins’ becoming Disabled) and such failure continues for a period of thirty (30) days after Robbins’ receipt of written notice from the Company providing a reasonable description of the basis for the determination that Robbins has failed to perform his duties; (ii) Robbins’ conviction of a felony other than a conviction not disclosable under the federal securities laws; (iii) Robbins’ breach of this Agreement in any material respect and such breach is not susceptible to remedy or cure or has already materially damaged the Company, or such breach is susceptible to remedy or cure and no such damage has occurred and such breach is not cured or remedied reasonably promptly after Robbins’ receipt of written notice from the Company providing a reasonable description of the breach; (iv) Robbins’ failure to qualify (or having so qualified being thereafter disqualified) under a suitability or licensing requirement of any jurisdiction or regulatory authority that is material to the Company and to which Robbins may be subject by reason of his position with the Company and its affiliates or subsidiaries; (v) the Company’s having obtained from any source information with respect to Robbins or this Agreement that could reasonably be expected, in the reasonable written opinion of both the Company and its outside counsel, to jeopardize the gaming licenses, permits, or status of the Company or any of its subsidiaries or affiliates with any gaming commission, board, or similar regulatory or law enforcement authority; or (vi) conduct to the material detriment of the Company that is dishonest, fraudulent, unlawful or grossly negligent or which is not in compliance with the Company’s Code of Conduct or similar applicable set of standards or conduct and business practices set forth in writing and provided to Robbins prior to such conduct and which has a material detriment to the Company and is not susceptible to remedy or cure by Robbins.

(c)           By Death or Disability.  If Robbins dies before the expiration of the Term, this Agreement shall terminate on the date of his death.  If Robbins becomes disabled or incapacitated (“Disabled”) for any period of six (6) or more consecutive months or for a noncontinuous period aggregating to twenty-six weeks in any twelve month period as a result of illness or incapacity before the expiration of the Term, the Board shall have the right to terminate this Agreement upon written notice to Robbins.  In the event Robbins dies or becomes Disabled, and the Board terminates the Agreement, the Company shall have no further obligations to Robbins or his heirs or estate under this Agreement.

3.             Compensation.

(a)           As compensation for his services as Chairman of the Board hereunder, the Company shall pay Robbins $235,000 per year.  Robbins shall not be entitled to receive any other cash fees or compensation for service on the Board during the Term; provided, however, that this Section 3(a) is not intended to limit or restrict the Company from providing equity incentive awards to Robbins in accordance with it stock incentive plans or otherwise and Robbins shall be granted options/equity compensation in accordance with regular grants applicable to non-employee Board members.

(b)           As compensation for his role as a director member of the Office of the Chairman hereunder, the Company shall pay Robbins $90,000 per year.

(c)           The Company hereby grants to Robbins stock options to purchase 39,000 shares of the Company’s Common Stock with an exercise price of $17.16 and an exercise period of ten years.  The options shall vest in equal increments on the first, second and third anniversary dates of this Agreement.

(d)           The Company shall pay the fees and compensation contemplated in Section 3(a) and Section 3(b) in 12 monthly installments per year.  Each installment shall be due and paid in arrears by the first day of each month beginning August 1, 2004.

4.             Business Expenses.  The Company shall reimburse Robbins for all reasonable and necessary out-of-pocket expenses incurred or paid by Robbins in connection with, or related to, the performance of Functions under this Agreement.  Robbins shall submit to the Company periodic itemized statements, in a form satisfactory to the Company, of such expenses as incurred.  The Company shall pay to Robbins amounts shown on each statement in accordance with its regular procedures, but in any event, within thirty (30) days after receipt thereof.  Notwithstanding the foregoing, Robbins shall not incur total expenses in excess of $5,000.00 per month without the prior written approval of the Company.

5.             Independent Contractor.  The parties acknowledge and confirm that Robbins in his capacity as a chairman and a director shall, for tax purposes, be treated as an independent contractor to the Company and, as such, shall be responsible for the payment of all taxes including, but not limited to, social security and income tax relating to the compensation paid to Robbins pursuant to the terms of this Agreement.  Nothing herein contained shall be construed or deemed by the parties hereto as creating or having created any relationship of employer and employee, principal and agent or partnership or joint venture between Robbins and the Company.

6.             Confidential Information.  Robbins recognizes and acknowledges that he has had, and will have, during the Term, access to certain Confidential Information (as defined below) of the Company and that such information constitutes valuable, special and unique property of the Company.  Robbins agrees that he will not, during or after the Term, disclose any of such Confidential Information to any person or entity without the consent of the Company, except as necessary or appropriate in the ordinary course of performing the Functions hereunder or as required by law, rule or regulation.

(a)           “Confidential Information” shall mean information that is not generally known to the public, which is used, developed or obtained by the Company and/or any of its affiliates, relating to its or their business and the businesses of its or their clients, vendors or customers including, but not limited to:  business and marketing strategies, products or services; fees, costs and pricing structure; marketing information; advertising and pricing strategies; analyses; reports; computer software, including operating systems, applications and program listings; flow charts; manuals and documentation; data bases; accounting and business methods; hardware design; technology, inventions and new development and methods, whether patentable or unpatentable and whether or not reduced to practice; all copyrightable works; the Company’s or any of its affiliates’ existing and prospective clients, customers, and vendor lists and other data related thereto; all trade secret information protected by the federal Economic Espionage Act of 1996, 18 U.S.C. § 1831 et seq.; and all similar and related information in whatever form.

(b)           “Confidential Information” shall not include any information that has been published in a form generally available to the public prior to the date upon which Robbins proposes to disclose such information.  Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all the material features comprising such information have been published in combination.

7.             Covenant Not to Compete.  During his engagement under this Agreement, and in the event of Robbins termination pursuant to paragraph 2(b)(ii) hereof, during the period the Company is obligated to pay Robbins the remainder of his fees due under Sections 3(a) and 3(b) of this Agreement, Robbins shall not become employed by, act as a consultant for, contract with, obtain a beneficial ownership interest in or otherwise enter into any form of business relationship with International Game Technology, Inc., WMS Industries, Inc., Shuffle Master, Inc., Aristocrat Leisure, Ltd., Gtech Holdings Corp., Multimedia Games, Inc., Sigma Game Inc., or any of their present and future subsidiaries, divisions, parent companies and successors (“Peer Group”).  The provisions of this Section 7 shall not prevent Robbins from investing his assets in such form and manner as he chooses; provided, however, that Robbins shall not have any personal interest, direct or indirect (other than through the Company or its subsidiaries), financial or otherwise, in any member of the Peer Group unless such interest has been approved by the Compensation Committee or such interest is, or arises solely from ownership of, less than three percent (3%) of the outstanding capital stock of such member and such capital stock is available to the general public through trading on any national, regional or over-the-counter securities market.

8.             Notices.  All notices, requests and other communications hereunder shall be in writing.  Any notice, request or other communication hereunder shall be deemed duly given if it is sent by facsimile, with confirmation received, by hand delivery, by overnight delivery service or by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

(a)           If to the Company:

Alliance Gaming Corporation
6601 South Bermuda Road
Las Vegas, Nevada 89119
Attention:  Chief Executive Officer
Copy to:  General Counsel
Facsimile:  (702) 270-7699

(b)           If to Robbins:

David Robbins
c/o Reitler Brown & Rosenblatt LLC
800 Third Avenue, 21st Floor
New York, New York 10022
Facsimile:  (212) 371-5500

9.             Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

10.           Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and Robbins.

11.           Successors and Assigns.  This Agreement is personal to Robbins and may not be transferred or assigned by him.  Neither this Agreement nor any right or interest under it shall be assignable by the Company without the prior written consent of Robbins; provided, however, that the Company shall be obligated to cause the assignment of this Agreement pursuant to a Change of Control, as set forth in Section 12 below.  This Agreement shall be binding upon and inure to the benefit of the heirs, estate, successors and permitted assigns of each party.

12.           Change of Control.  Upon a Change of Control of the Company (as defined below), the Company shall be obligated to cause any surviving or successor entity to assume, be responsible for and honor Sections 2(b)(ii), 3(a) and 3(b) of this Agreement.  For purposes of this Agreement, a “Change of Control” means (a) the acquisition, directly or indirectly, by any unaffiliated person, entity or group (a “Third Party”) of beneficial ownership of 50% or greater of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or (b) consummation of (i) a reorganization, merger or consolidation of the Company, or (ii) a liquidation or dissolution of the Company or (iii) a sale of all or substantially all of the assets of the Company (whether such assets are held directly or indirectly) to a Third Party; or (c) the individuals who as of the date of this Agreement are members of the Board of Directors (together with any directors elected or nominated by a majority of such individuals) cease for any reason to constitute at least a majority of the members of the Board of Directors; except that any event or transaction which would be a “Change of Control” under clause (a) or b)(i) or (iii) of this definition, shall not be a change of control if persons who were the equity holders of the Company immediately prior to such event or transaction (other than the acquiror in the case of a reorganization, merger or consolidation), immediately thereafter, beneficially own more than 50% of the combined voting power of the Company’s or the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors.

13.           Other Activities.  The Company explicitly acknowledges and agrees that during the Term, Robbins will also be engaged in a variety of other substantial business activities that do not relate to the business of the Company.

14.           Waiver.  Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.

15.           Severability.  If, for any reason, any provision of this Agreement is determined to be invalid or unenforceable, such invalidity or lack of enforceability shall not affect any other provision of this Agreement not so determined to be invalid or unenforceable, and each such provision shall, to the full extent consistent with applicable law, continue in full force and effect, irrespective of such invalid or unenforceable provision.

16.           Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of Nevada, without regard to principles of conflicts of law.

17.           Counterparts.  This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original and all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

ALLIANCE GAMING CORPORATION

By:
Name:
Title:

DAVID ROBBINS